Warrant Certificate No. 2001-____

WARRANT TO PURCHASE __________ SHARES OF COMMON STOCK

SGI INTERNATIONAL INCORPORATED UNDER THE LAWS OF THE STATE OF UTAH

"The securities represented by this Certificate have not been registered under the Securities Act of 1933 or any state securities law and may not be sold, exchanged, hypothecated or transferred in any manner except in compliance with Paragraph 4 hereof."

1.         Grant of Warrant. This certifies that, effective April 4, 2001, ___________, the registered holder hereof (the "Warrantholder"), is entitled to purchase from SGI International, a Utah corporation (the "Company"), at any time during the Exercise Period as defined in Paragraph 2 hereof, at the purchase price per Share of $____ (the "Warrant Price"), the number of shares of common stock, no par value, of the Company set forth above (the "Shares"), subject to the terms and conditions set forth herein.

(a)        Form of Payment. The payment of the aggregate Exercise Price for the Shares to be issued upon exercise of this warrant, including the method of payment, was determined by the Board at the time of grant, which may consist at the option jointly of the Warrantholder and Company, entirely of:
(1) cash;
(2) check;
(3) promissory note;
(4) other Shares which have a Fair Market Value on the date of surrender not less than the aggregate exercise price of the Shares as to which said Warrant shall be exercised;
(5) delivery of a properly executed exercise notice together with such other documentation as the Board and the broker, if applicable, shall require to effect an exercise of the Warrant and delivery to the Company of the sale or loan proceeds required to pay the exercise price or the use of such other procedures which shall effect a cashless exercise;
(6) any combination of the foregoing methods of payment; or
(7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.   (b)         Tender of Stock. Notwithstanding the foregoing, the Warrant may not be exercised by tender to the Company of Shares to the extent such tender of Shares would constitute a violation of the provisions of any law, regulation, or agreement restricting the redemption of the Company's stock. The Warrant may not be exercised by tender to the Company of Shares unless such Shares either have been owned by the Warrantholder for more than six (6) months or were not acquired, directly or indirectly, from the Company unless approved by the Board and in compliance with Applicable Laws, including Rule 16b-3. 2.         Exercise of Warrant. The Warrant evidenced hereby may be exercised on or after the earlier of (i) a date one (1) year from the date of grant, or (ii) upon the effective state and federal registration of the common shares underlying the warrant, in whole or in part, by presentation of this Warrant certificate with the Warrant Exercise

Form attached as Exhibit A-1 hereto, duly executed and simultaneous payment of the Warrant Price at the principal office of the Company. The "Exercise Period" shall be the earlier of the period of time commencing on registration of the underlying shares with the State of California and the SEC or one year after the date this Warrant is executed by Company and ending on December 31, 2006.

3.         Legend on Shares. Each certificate for Shares issued upon exercise of the Warrant shall bear the following legend, unless, at the time of exercise, such Shares are subject to a currently effective Registration Statement under the Securities Act of 1933 (the "Act"):

"The securities represented by this Certificate have not been registered under the Securities Act of 1933 or any state securities law and may not be sold, exchanged, hypothecated or transferred in any manner except in compliance with Paragraph 4 of the Warrant pursuant to which they were issued."   Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a Registration Statement under the Act) shall also bear the above legend, unless Warrantholder furnishes an opinion of legal counsel acceptable to Company, that the securities represented thereby need no longer be subject to such restriction.   This Warrant and the Common Stock underlying its exercise, are restricted and there is no agreement that either will be registered under the Securities Act of 1933. However, the Common Stock underlying the exercise of this Warrant shall be included in the next Registration Statement filed by Company with the SEC, and/or in the next Form S-8 filed by Company with the SEC. 4.         Restrictions on Transfer; Registration Rights. By acceptance of this Warrant, the Warrantholder agrees that prior to making any disposition of the Warrant, the Warrantholder shall give written notice to the Company describing briefly the manner in which any such proposed disposition is to be made; and no such disposition shall be made unless Warrantholder provides Company with an opinion of legal counsel acceptable to Company that a Registration Statement or other notification or post-effective amendment thereto under the Act is not required with respect to such disposition, or unless such a Registration Statement has been filed by the Company with, and declared effective, if necessary, by the Securities and Exchange Commission.

5.         Reservation of Shares Issuable on Exercise of Warrants. The Company will at all times reserve and keep available out of its authorized Shares, solely for issuance upon exercise of this Warrant and other similar Warrants, such number of Shares as from time to time shall be issuable upon the exercise of this and all other similar Warrants at the time outstanding.

6.         Warrantholder Not a Shareholder. The Warrantholder, as such, shall not be entitled by reason of this Warrant to any rights of a shareholder of the Company.

7.         Notices. Any notice pursuant to this Warrant shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified mail, return receipt requested:

(a) If to Warrantholder, addressed to it at its address as set forth in the Warrant Register maintained by the Company; (b) If to the Company, addressed to it at 1200 Prospect Street, #325, La Jolla, California 92037, attention: Investor Relations. Warrantholder and/or Company may from time to time change the address to which notices are to be delivered or mailed hereunder, by giving notice to the other in accordance herewith.

8.         Successors. The provisions of this Warrant are by and for the benefit of the Company and Warrantholder and their respective heirs and/or successors hereunder.

9.         Applicable Law. This Warrant shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be construed in accordance with the laws of said State.

10.         Third Party Beneficiaries. The provisions of this Warrant shall be for the sole and exclusive benefit of Company and Warrantholder, and nothing herein shall be construed to give to any person or corporation other than Company and Warrantholder, and their heirs, any legal or equitable right, remedy or claim, under this Agreement.

11.         Investment Intent of Warrantholder. Notwithstanding anything herein to the contrary, this Warrant is issued subject to the following conditions: (i) that the Warrant has been acquired for the account of Warrantholder and not with a view to, or for sale in connection with, any distribution thereof; (ii) that Warrantholder will forthwith execute and deliver to Company an Investment Letter reciting and confirming the substance of clause (i) hereof; and (iii) that Company may unilaterally cancel this Warrant upon the failure of Warrantholder to execute and deliver any document requested by Company within thirty (30) days of a written request to do so.

SGI INTERNATIONAL

By: _______________________
                (Authorized Officer)